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                                                                   EXHIBIT 23.3

[WEBSTER-CARLSON LOGO]


                          CONSENT OF WEBSTER CARLSON


      We hereby consent to: (i) the reference to our firm under the caption "Experts"; and (ii) the summaries of our firm's legal opinions, as set forth in the Liquor.com, Inc., Prospectus in (a) the "Risk Factors" section under the subheadings--"If orders placed on our website lead to sales to minors, we may be held liable for substantial damages or fines or be prevented from doing business;" "States may require us to obtain a liquor license, which would increase our expenses and limit our product offerings and our revenue growth;" "We could be subject to fines or prevented from accepting orders for delivery in some areas, which would reduce our revenues, if the retailers who fulfill orders placed with us violate state laws governing the shipment of alcohol beverages;" and "If our activities were found to violate laws restricting the solicitation of orders for or delivery of alcohol beverages, regulators might prevent us from doing business in several states, which would reduce our revenues, or subject us to fines," and (b) the "Government Regulation" subsection of the "Business" section, under the subheading "Regulation of the alcohol beverage industry," included in Amendment No. 3 to the Registration Statement of Liquor.com, Inc., on Form SB-2, filed with the Securities and Exchange Commission on August 8, 2000.


                                        /s/ Webster Carlson
                                       -------------------------------
                                       Webster Carlson Christopoulos
                                                & Wilcox, P.C.
                                       Chicago, Illinois
                                       August 8, 2000

226 WEST ONTARIO
SUITE 600
CHICAGO, IL 60610
312 587 8800
FAX 312 587 8808
WEBSTERCARLSON.COM

WEBSTER CARLSON CHRISTOPOULOS & WILCOX, P.C.